As filed with the Securities and Exchange Commission on December 14, 2007
Registration No. 333-98895

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BATTLE MOUNTAIN GOLD EXPLORATION CORP.
(Exact name of registrant as specified in its charter)

Nevada	6795	86-1066675
(State or other jurisdiction or	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)
1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, (303) 573-1660
(Address and telephone number of principal executive offices and principal place of business)
Tony Jensen
President
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
(303) 573-1660
(Name, address and telephone number for agent for service)
Copies to:
Paul Hilton, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300
Approximate date of proposed sale to the public: Not Applicable
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

TERMINATION OF REGISTRATION
     The Post-Effective Amendment No. 1 relates to the Registration Statement on Form SB-2 (Registration No. 333-98895) (the “Registration Statement”) of Battle Mountain Gold Exploration Corp. (the “Company”).
     On October 24, 2007, pursuant to the Amended and Restated Agreement and Plan of Merger dated July 30, 2007 (the “Merger Agreement”) by and among the Company, Royal Gold, Inc. (“Royal Gold”) and Royal Battle Mountain, Inc. (“Royal Battle Mountain”), Royal Battle Mountain merged with and into the Company (the “Merger”) and all shares of the Company’s common stock, par value $0.001 per share, have been converted into the right to receive cash or shares of Royal Gold common stock, par value $0.01 per share as set forth in the Merger Agreement.
     As a result of the Merger, the Company’s common stock is no longer publicly traded. A Form 15 to de-register the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been filed with the Securities and Exchange Commission. In connection with the Merger and the de-registration of the Company’s common stock under the Exchange Act, the Company hereby removes from registration all of its securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado on December 14, 2007

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By:	/s/ Tony Jensen

Tony Jensen President
     In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on by the following persons in the capacities and on December 14, 2007:

Signature	title

/s/ Tony Jensen Tony Jensen	President and Director (Principal Executive Officer)
/s/ Stefan Wenger Stefan Wenger	Treasurer (Principal Financial Officer)
/s/ Stanley Dempsey Stanley Dempsey	Director

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